Exhibit 16.1

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212-379-7900

January 25, 2022

Securities and Exchange Commission 100 F Street, NE

Washington, DC 20549

Commissioners:

We have read the statements made by Mana Capital Acquisition Corp. under Item 4.01 of its Form 8-K dated January 19, 2022. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Mana Capital Acquisition Corp. contained therein.

Very truly yours,

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

www.marcumbp.com